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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934.


                                                   Commission File Number 0-1402


                          THE LINCOLN ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

                             22801 St. Clair Avenue
                             Cleveland, Ohio 44117
                                 (216) 481-8100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Shares, without par value
                       Class A Shares, without par value
            (Title of each class of securities covered by this Form)


                                      None
(Title of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
             Rule 12h-3(b)(1)(i)  [ ]


 Approximate number of holders of record as of the certificate or notice date:


                                 Common Shares: 1
                             Class A Common Shares: 0


         Pursuant to the requirements of the Securities Exchange Act of 1934, The Lincoln Electric Company, has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  June 11, 1998                       BY: /s/ Frederick G. Stueber
                                              ----------------------------------
                                              Frederick G. Stueber, Secretary